The information contained within this Announcement is deemed by TransGlobe Energy Corporation to constitute inside information as stipulated under the Market Abuse Regulation (EU) No. 596/2014 as it forms part of UK law by virtue of the European Union (Withdrawal) Act 2018 (“MAR”).

TRANSGLOBE ENERGY CORPORATION

ANNOUNCES EASTERN DESERT CONTRACT EXECUTION

AIM & TSX: “TGL” & NASDAQ: “TGA”

Calgary, Alberta, January 20, 2022 – TransGlobe Energy Corporation (“TransGlobe” or the “Company”) announces execution of the new concession agreement consolidating and amending its three existing Eastern Desert concession agreements (West Gharib, West Bakr and North West Gharib) (the "Agreement"). All dollar values are expressed in US dollars unless otherwise stated.

PRODUCTION SHARING CONTRACT FINALIZATION

TransGlobe has signed the Agreement which was ratified into law in December 2021 by the Egyptian parliament, at an official signing ceremony with the Ministry of Petroleum held on January 19, 2022. The Agreement brings together the three producing concessions which in December 2021 had average production of 9,394 Bopd (8,590 Bopd Heavy Crude; 803 Bopd Light and Medium Crude).

The Company has paid the initial modernization payment of $15 million and signature bonus of $1 million as a precondition to the official signing. The Company will be required to pay an additional $10 million on February 1st for each of the next five years beginning on February 1, 2022. In addition, the Company has committed to spending a minimum of $50 million over each five-year period for the 15 years of the primary term (total $150 million). Amounts spent beginning on the Agreement effective date of February 1, 2020 will be included against the capital commitment.

RANDY NEELY, PRESIDENT AND CEO’S STATEMENT

“This Agreement with the Egyptian General Petroleum Corporation, resets the TransGlobe business in Egypt; not only does it give us the added time to exploit the existing producing fields to their maximum potential, including the pursuit of identified contingent resources (detailed in the news release dated December 3, 2020), the improved fiscal terms incentivize TransGlobe to continue to invest across our Eastern Desert portfolio.

Our strong financial position allowed us to fund the payment of the modernization payment and the signature bonus through cash on hand and cash from operations, and we expect to fund subsequent payments in the same manner.

TransGlobe is well positioned to generate increased free cash, and with supportive commodity prices and settlement of the effective date adjustment associated with the Agreement, we expect we will be in a position to revisit our dividend policy in the near-term.”

About TransGlobe

TransGlobe Energy Corporation is a cash flow focused oil and gas exploration and development company whose current activities are concentrated in the Arab Republic of Egypt and Canada. TransGlobe’s common shares trade on the Toronto Stock Exchange and the AIM market of the London Stock Exchange under the symbol TGL and on the NASDAQ Exchange under the symbol TGA.

For further information, please contact:

TransGlobe Energy Corporation Randy Neely, President and CEO Eddie Ok, CFO	+1 403 264 9888 investor.relations@trans-globe.com http://www.trans-globe.com or via Tailwind Associates
Tailwind Associates (Investor Relations) Darren Engels	+1 403 618 8035 darren@tailwindassociates.ca http://www.tailwindassociates.ca
Canaccord Genuity (Nomad & Joint-Broker) Henry Fitzgerald-O’Connor James Asensio	+44(0) 20 7523 8000
Shore Capital (Joint Broker) Toby Gibbs John More	+44(0) 20 7408 4090

Advisory on Forward-Looking Information and Statements

Certain statements included in this news release constitute forward-looking statements or forward-looking information under applicable securities legislation. Such forward-looking statements or information are provided for the purpose of providing information about management's current expectations and plans relating to the future. Readers are cautioned that reliance on such information may not be appropriate for other purposes. Forward-looking statements or information typically contain statements with words such as "anticipate", “strengthened”, “confidence”, "believe", "expect", "plan", "intend", "estimate", "may", "will", "would" or similar words suggesting future outcomes or statements regarding an outlook. In particular, forward-looking information and statements contained in this document include, but are not limited to: the anticipated benefits resulting from the ratified Agreement, including its ability to provide TransGlobe with additional time to exploit existing fields to their maximum potential and pursue identified contingent resources; that TransGlobe will continue to invest across its Eastern Desert portfolio; TransGlobe's expectations that it will be able to fund its next payment under the Agreement through cash on hand and the anticipated timing thereof; that TransGlobe is well positioned to generate increased free cash; that it the Company will revisit its dividend policy ; and the anticipated timing thereof and other matters.

Forward-looking statements or information are based on a number of factors and assumptions which have been used to develop such statements and information but which may prove to be incorrect. Although the Company believes that the expectations reflected in such forward-looking statements or information are reasonable, undue reliance should not be placed on forward-looking statements because the Company can give no assurance that such expectations will prove to be correct. Many factors could cause TransGlobe's actual results to differ materially from those expressed or implied in any forward-looking statements made by, or on behalf of, TransGlobe.

In addition to other factors and assumptions which may be identified in this news release, assumptions have been made regarding, among other things: that TransGlobe will have the free cash at hand to fund the next payment under the Agreement; that TransGlobe will revisit its dividend policy; anticipated production volumes; the timing of drilling wells and mobilizing drilling rigs; the number of wells to be drilled; the Company's ability to obtain qualified staff and equipment in a timely and cost-efficient manner; the regulatory framework governing royalties, taxes and environmental matters in the jurisdictions in which the Company conducts and will conduct its business; future capital expenditures to be made by the Company; future sources of funding for the Company's capital programs; geological and engineering estimates in respect of the Company's reserves and resources; the geography of the areas in which the Company is conducting exploration and development activities; current commodity prices and royalty regimes; availability of skilled labour; future exchange rates; the price of oil; the impact of increasing competition; conditions in general economic and financial markets; availability of drilling and related equipment; effects of regulation by governmental agencies; future operating costs; uninterrupted access to areas of TransGlobe's operations and infrastructure; recoverability of reserves and future production rates; that TransGlobe will have sufficient cash flow, debt or equity sources or other financial resources required to fund its capital and operating expenditures and requirements as needed; that TransGlobe's conduct and results of operations will be consistent with its expectations; that TransGlobe will have the ability to develop its properties in the manner currently contemplated; current or, where applicable, proposed industry conditions, laws and regulations will continue in effect or as anticipated; that the estimates of TransGlobe's reserves and resource volumes and the assumptions related thereto (including commodity prices and development costs) are accurate in all material respects; and other matters.

Forward-looking statements or information are based on current expectations, estimates and projections that involve a number of risks and uncertainties which could cause actual results to differ materially from those anticipated by the Company and described in the forward-looking statements or information. These risks and uncertainties which may cause actual results to differ materially from the forward-looking statements or information include, among other things: that TransGlobe will not be able to exploit existing fields to their maximum potential; that TransGlobe will not pursue identified contingent resources; that TransGlobe will not continue to invest across its Eastern Desert portfolio; that TransGlobe will not be able to fund its next payment under the Agreement through cash on hand; that TransGlobe is not well positioned to generate increased free cash; that TransGlobe will not revisit its dividend policy; operating and/or drilling costs are higher than anticipated; unforeseen changes in the rate of production from TransGlobe's oil and gas properties; changes in price of crude oil and natural gas; adverse technical factors associated with exploration, development, production or transportation of TransGlobe's crude oil reserves; changes or disruptions in the political or fiscal regimes in TransGlobe's areas of activity; changes in tax, energy or other laws or regulations; changes in significant capital expenditures; delays or disruptions in production due to shortages of skilled manpower equipment or materials; economic fluctuations; competition; lack of availability of qualified personnel; the results of exploration and development drilling and related activities; obtaining required approvals of regulatory authorities; volatility in market prices for oil; fluctuations in foreign exchange or interest rates; environmental risks; ability to access sufficient capital from internal and external sources; failure to negotiate the terms of contracts with counterparties; failure of counterparties to perform under the terms of their contracts; and other factors beyond the Company's control. Readers are cautioned that the foregoing list of factors is not exhaustive. Please consult TransGlobe’s public filings at www.sedar.com and www.sec.goedgar.shtml for further, more detailed information concerning these matters, including additional risks related to TransGlobe's business.

The forward-looking statements or information contained in this news release are made as of the date hereof and the Company undertakes no obligation to update publicly or revise any forward-looking statements or information, whether as a result of new information, future events or otherwise unless required by applicable securities laws. The forward-looking statements or information contained in this news release are expressly qualified by this cautionary statement.

The Company's future dividend payments, if any, and the level thereof is uncertain. Any decision to implement a divided policy or pay dividends will be subject to the discretion of the board of directors of the Company and may depend on a variety of factors, including, without limitation the Company's business performance, financial condition, financial requirements, growth plans, expected capital requirements and other conditions existing at such future time including, without limitation, contractual restrictions and satisfaction of the solvency tests imposed on the Company under applicable corporate law. There can be no assurance that dividends will be paid in the future.

The following abbreviations used in this press release have the meanings set forth below:

Bopdbarrels of oil per day

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